Exhibit 99.1

Notable Labs Presentation of Data Related to Innovations in the Use of Cryopreserved Samples in the PPMP Assay at AACR 2024 Expands the Potential of the Platform

FOSTER CITY, CA, April 8, 2024 – Notable Labs, Ltd. (Nasdaq: NTBL) (“Notable” or the “Company”), a clinical-stage precision oncology company developing a new class of cancer therapies identified by its Predictive Precision Medicine Platform (PPMP), today presented data related to innovations in the use of cryopreserved samples in the PPMP assay at the American Association for Cancer Research (AACR 2024) being held in San Diego, CA (Poster abstract 2548).

“We are very pleased to share the result of our innovative sample handling study with the cancer community at AACR 2024. The ability to derive a high-quality assessment of the response to treatment based on the results of cryopreserved samples is an important innovation. It has been previously thought that frozen samples could not be effectively thawed and used for cell viability assays. Based on the data presented at AACR, Notable now has the potential to develop partnerships to assess new treatment regimens, including combination therapies, using Notable’s PPMP platform and archived, cryopreserved samples thawed according to our protocols and proprietary media compositions,” said Thomas Bock, M.D., Chief Executive Officer of Notable. “We hope this opens new opportunities to apply our PPMP to a broad range of archived samples and therapeutics to unlock value and new treatment options for patients with cancer.”

Joseph Wagner, Ph.D., Chief Scientific Officer of Notable, added, “As we are ready to initiate the Phase 2 program with volasertib in Q2 2024, we are dedicated to maintaining a focus on innovation for our PPMP. The careful evaluation of sample handling protocols, presented at AACR 2024, makes our PPMP more comprehensive and enhances the opportunity to study and apply it more broadly. As we continue to execute, we look forward to further demonstrating the potential of PPMP and partner with biopharmaceutical companies and innovators to provide potential new treatment options for patients with cancer.”

Summary of Data and Findings for Notable’s Sample Handling Study:

Overview: The study was designed to evaluate the potential use of cryopreserved samples as an alternative to fresh samples for predicting treatment response in acute myeloid leukemia (AML) using Notable’s PPMP.

●	Cryopreserved samples are known for exhibiting low sample viability and cell recovery, rendering their practical utilization challenging
●	Notable adapted an existing methodology to process cryopreserved patient-derived leukemia cells to investigate their use as an alternative to fresh samples in the PPMP assay

Method: First, a method was established using freshly isolated white blood cells (WBCs) from AML patients (<2 days from sample collection). A fraction of these cells was cryopreserved. Both fresh and cryopreserved cells (after thawing and culturing) were assessed on the PPMP and results compared. Second, the established method was applied to cryopreserved samples (from a biobank) collected from AML patients prior to their treatment with chemotherapy (cytarabine plus idarubicin). Results obtained on the PPMP were compared to the clinical responses experienced by the patients after treatment with cytarabine and idarubicin.

Results: For the method development study, ex vivo responses to 3 different compounds (venetoclax, 5-azacytidine and decitabine) were assessed after culturing of the cryopreserved cells for 24- and 48-hour post thaw using two different media (“A” and “B”). There was a strong correlation (R2 from 0.77 to 0.92) for venetoclax and 5-azacytidine between the results obtained with fresh vs. frozen samples. For the biobank samples treated with cytarabine and idarubicin, culture media A and B show a similar dose-response behavior. Importantly, the PPMP correctly predicted clinical responders (complete remission) and non-responders (refractory).

While Notable will continue to evaluate and validate these sample handling methodologies, these data open the door to the use of cryopreserved samples from retrospective cohorts.

Poster information: Retrospective prediction of clinical response to standard-of-care therapies in acute myeloid leukemia by an ex vivo drug sensitivity assay using cryopreserved primary samples

Session Category:	Clinical Research

Session Title:	Real-World Biomarkers

Session Date and Time:	Monday Apr 8, 2024 9:00 AM - 12:30 PM PT

Location:	Poster Section 45

Poster Board Number:	8

Published Abstract Number:	2548

The full poster will be posted to the company’s website in the Scientific Presentations & Publications page in the Investors section of the website shortly after the event.

About Notable Labs, Ltd.

Notable Labs, Ltd. is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform (PPMP), Notable aims to predict whether or not a patient is likely to respond to a specific therapeutic. The PPMP platform is designed to identify and select clinically responsive patients prior to their treatment, potentially fast-tracking clinical development. By continually advancing and expanding the reach of the PPMP across diseases and predicted medical outcomes, Notable aims to be the leader in predictive precision medicine and revolutionize the way patients seek and receive treatments that work best for them.

Notable believes it has created a targeted and de-risked in-licensing strategy to deliver a product’s medical impact and commercial value faster, with a greater likelihood of success, than traditional drug development. By transforming historical standards of care, Notable aims to create a dramatically positive impact for patients and the healthcare community. Notable is headquartered in Foster City, California. Learn more at our website and follow us @notablelabs.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding Notable’s future operations and goals; the potential benefits of any therapeutic candidates or platform technologies of Notable; the timing of any clinical milestones of Notable’s therapeutic candidates; the cash runway of the company; and other statements that are not historical fact. All statements other than statements of historical fact contained in this communication are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and are based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Notable’s control. Notable’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to (i) uncertainties associated with Notable’s platform technologies, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; (ii) risks related to the inability of Notable to obtain sufficient additional capital to continue to advance these product candidates and any preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) risks associated with Notable’s future financial and operating results, including its ability to become profitable; (vi) Notable’s ability to retain key personnel; (vii) Notable’s ability to manage the requirements of being a public company; (viii) uncertainties relating to the Israel-Hamas war; (ix) Notable’s ability to obtain orphan drug designation, and the associated benefits, for any of its drug candidates; (x) Notable’s inability to obtain regulatory approval for any of its drug candidates; and (xi) changes in, or additions to international, federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pharmaceutical regulations, and other regulations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the U.S. Securities and Exchange Commission (“SEC”), including the factors described in the section titled “Risk Factors” in the Quarterly Report on Form 10-Q of Notable Labs, Ltd. as filed with the SEC on November 14, 2023, and in other subsequent filings with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Notable expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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